Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8, Nos. 33-20275, 33-57327, 33-40652, 33-40653, 333-64431, 333-67627, 333-67631, 333-82735, 333-89303, 333-52388, 333-52390, 333-53610, 333-53616, 333-57478, 333-46560, 333-98761, 333-100862, 333-104245, 333-117802, 333-139362, 333-146891, 333-160762, 333-166980, Form S-3 No. 333-158397 and Form S-4 No. 333-170742) of Southwest Airlines Co. and in the related Prospectuses of our reports dated February 9, 2012, with respect to the consolidated financial statements of Southwest Airlines Co., and the effectiveness of internal control over financial reporting of Southwest Airlines Co., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Dallas, Texas

February 9, 2012